Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Scot Hoffman
February 10, 2015	(973) 802-2824
scot.hoffman@prudential.com

Prudential Financial adopts expanded incentive

compensation clawback policy

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) announced today that the Board of Directors of the company has adopted a new clawback policy covering all incentive-based compensation made to its executive officers in the form of stock options and other equity awards. The policy, which marks an expansion of Prudential’s previous clawback policy, was adopted by the Board as part of its annual review of the company’s executive compensation programs, careful consideration of input from shareholders and commitment to corporate governance best practices.

The company’s previous clawback policy applied to a material restatement of its annual consolidated income and pertained solely to compensation awarded under the company’s book value award program. The new policy also enables the Board to recover all or a portion of incentive-based compensation paid to an executive if he or she engages in conduct that has had or could have a significant adverse reputational or economic impact on the company, its divisions or any of its affiliates. In addition, all incentive-based compensation paid during the three-year period preceding the restatement or the occurrence of the improper conduct can be clawed back.

The policy requires the company to disclose to its shareholders by the time it files its subsequent proxy statement any actions the Board takes or decides not to take to recoup compensation. A full copy of the expanded clawback policy is available on the “Corporate Governance Principles & Policies” link on the Corporate Governance page of the company’s website.

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Prudential Financial, Inc. (NYSE: PRU), a financial services leader with more than $1 trillion of assets under management as of December 31, 2014, has operations in the United States, Asia, Europe and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.